Exhibit 10.18

EMPLOYMENT CONTRACT

between

GT Gain Therapeutics SA

Via Francesco Soave 6, CH-6900 Lugano, Switzerland (hereinafter “Employer”)

and

Gianluca Fuqqetta

[  ], Italian citizen (hereinafter “Employee”)

Each of them hereinafter a “Party” and together the “Parties”.

The Parties enter into the following employment contract (“Contract”):

1.	Start Date: This Contract shall enter into force on January 1, 2025. July 1, 2022, shall remain the start date to calculate the Employee’s seniority with the Employer.
2.	Duration: Undetermined
3.	Level of Employment: 100%
4.	Place of Work: At the Employer’s seat, currently in Lugano, with the ability to work from home, depending on business needs and provided the Employee works more than 75% of the working time outside his home jurisdiction. The Employee will be liable for and himself bear and hold the Employer harmless from any damages that a violation of this obligation would trigger. Professional travel may be required.
5.	Function and Mansion: Senior Vice President Finance. Functions as per attached job description. The Employee acknowledges and accepts that he is at the same time appointed as Principal Financial Officer and Principal Accounting Officer for Gain Therapeutics, Inc. and that no additional remuneration will be paid for this position.
6.	Working Time: The work week for 100% employment is 40 hours, divided over five working days. In view of the type of function, however, the Employee shall organize himself in the specific case freely so as to achieve the set objectives and to enable the Employer to achieve the business objectives. Any overtime compensation is excluded.
7.	Vacation: twenty (25) working days for each full calendar year. Vacations are to be agreed upon in advance with the Employer. In the case of employment for a period of less than one year, vacation will accrue pro rata temporis.
8.	Notice Period: 3 (three) months, valid for both Parties.
9.	Severance: Provided that the Employer terminates the Employee without the Employee having given the Employer good cause (in accordance with art. 340c para. 2 Swiss Code of Obligations) to do so, the Employer shall pay to the Employee a gross severance equal to six monthly base salaries. If the Employer, within 12 months following a change in control, gives notice of termination to the Employee without the Employee having given the Employer good cause (in accordance with art. 340c para. 2 Swiss Code of Obligations) to do so, the gross severance shall be increased by another six monthly base salaries to a total of 12 monthly base salaries. For the purpose of this provision, a change in control shall exist if:
(a)	any person or any group of persons directly or indirectly purchases or otherwise becomes the beneficial owner or has the right to acquire such beneficial ownership of voting securities representing 50 % or more of the combined voting power of all outstanding voting securities of the Employer; or
(b)	the stockholders of the Employer approve an agreement to merge or consolidate the Employer with or into another corporation (and such other corporation also approves such agreement) as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are or will be owned by the former stockholders of the Employer; or

(c)	the stockholders of Employer approve the sale of all or substantially all of Employer’s business and/or assets to a person or entity which is not a wholly owned subsidiary of the Employer.
10.	Salary: The base salary for an employment at 100% is set at CHF 200,000 (two hundred thousand Swiss Francs) gross per year, payable in 12 equal monthly instalments.
11.Expense Reimbursement: The Employee shall be compensated for any expenses that are necessary for work activities.
12.	Bonus: The Employee shall be entitled to a discretionary annual bonus of up to 30% of his annual base salary.
13.	Social Security: The contributions provided by statutory law and applicable regulations for AVS-AHPG / AD, occupational pension (LPP) and LAINF are paid by the Employer and the Employee in accordance with the law and applicable regulations.
14.	Confidentiality: During and after the end of the employment relationship, the Employee shall not use or disclose confidential facts, in particular manufacturing or business secrets, of which he has become aware in the service of the Employer.
15.	Non-Compete Obligation: The Parties note that the Employee as a result of his activities receives information about manufacturing and development secrets and that the use of this knowledge in a competing company could significantly harm the Employer. In the event of violation of the non-competition clause, a conventional penalty equal to half of the last annual salary will be payable, subject, however, to compensation for any greater damage. Pursuant to Art. 340b para. 3 CO, it is explicitly agreed that the payment of the conventional penalty and compensation for any greater damages does not absolve the Employee from the immediate termination of the injurious state.
16.	Return of documents: At the end of the employment and prior to leaving the work place, all entrusted material and equipment (laptops, prospectuses, customer lists, tools, keys, etc.) have to be returned. Any retention right is excluded.
17.	Amendments: Any amendments of this Contract have to be in writing and duly signed by both Parties to be valid. An electronic signature shall be sufficient.
18.	Applicable Law: This Contract shall be subject to Swiss law.
19.	Jurisdiction: All disputes arising out of or in connection with this Agreement, including any disputes regarding its validity or its termination as well as regarding the validity of this jurisdiction clause, shall be decided by the courts at the domicile or seat of the respondent or at the place where the Employee usually performs the Employee’s work.
March 24, 2025	March 24, 2025

The Employer	The Employee

GT Gain Therapeutics SA

/s/ Khalid Islam	/s/ Gianluca Fuggetta

Khalid Islam	Gianluca Fuggetta
Chairman of the Board

Job Description: Employee: (i) shall serve as the Employer’s  Senior Vice President, Finance, Principal Accounting Officer and Principal Financial Officer, with responsibilities, duties, and authority usual and customary for such positions, subject to direction by the Employer’s Chief Executive Officer (“CEO”); (ii) shall report directly to the CEO; and (iii) shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Employer’s board of directors and/ or CEO, which authority shall be sufficient to perform his duties hereunder. Employee shall devote his best efforts in the performance of the foregoing.